Exhibit 99.1

Contact:         Kevin Lycklama or David Lam
                        Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $5.5 Million in Third Fiscal Quarter of 2022;
Results Driven by Solid Loan Growth and Strong Loan Pipeline

Vancouver, WA – January 27, 2022 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $5.5 million, or $0.25 per diluted share, in the third fiscal quarter ended December 31, 2021, compared to $6.4 million, or $0.29 per diluted share, in the preceding quarter and $4.0 million, or $0.18 per diluted share, in the third fiscal quarter a year ago.
In the first nine months of fiscal 2022, net income increased to $17.7 million, or $0.80 per diluted share, compared to $7.1 million, or $0.32 per diluted share, in the first nine months of fiscal 2021.
“Our fiscal third quarter results reflect the continued successful implementation of our growth strategies, which resulted in the expansion of the loan portfolio,” stated Kevin Lycklama, president and chief executive officer. “Net income increased from a year ago fueled by strong operating income generation, and we delivered a return on average equity of 13.47% and a return on average assets of 1.28%. We had exceptional organic loan growth during the quarter and our loan pipeline remains strong. We remain focused on organic loan growth and pursuing a full relationship approach with our customers while continuing to provide excellent customer service. We remain committed to providing long-term value for our shareholders as we continue to strengthen our franchise.”

Third Quarter Highlights (at or for the period ended December 31, 2021)

•	Net income was $5.5 million, or $0.25 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $5.9 million for the quarter compared to $7.3 million in the preceding quarter and $5.2 million for the quarter ended December 31, 2020.
•	Net interest income was $12.1 million for the quarter compared to $12.4 million in the preceding quarter and $11.5 million in the third fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.96%.
•	Riverview recorded a recapture of loan losses of $1.3 million during the quarter.
•	The allowance for loan losses was $15.2 million, or 1.58% of total loans. The allowance for loan losses excluding SBA purchased and SBA PPP loans (non-GAAP) was 1.68% of total loans.
•
Total loans increased $47.7 million, or 20.9% annualized, during the quarter. The net increase consisted of an increase of $66.0 million in non-PPP loans offset by a decrease of $18.3 million in SBA PPP loans.

° Of the $66.0 million in third quarter loan growth, Riverview purchased $35.1 million of pooled loans and its organic loan portfolio increased by $30.2 million, 13.6% annualized.
•	Total deposits decreased $33.2 million during the quarter to $1.47 billion.
•	Non-performing assets were 0.11% of total assets.
•	Total risk-based capital ratio was 16.72% and Tier 1 leverage ratio was 9.10%.
•	Paid a quarterly cash dividend during the quarter of $0.055 per share.

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

Income Statement Review
Riverview’s net interest income was $12.1 million in the current quarter compared to $12.4 million in the preceding quarter and $11.5 million in the third fiscal quarter a year ago. The decrease in net interest income compared to the prior quarter was due to a decrease in the average yield on loans, a decrease in SBA PPP loan interest and fee income as this portfolio continues to decrease due to the forgiveness, and a decrease in net prepayment fees collected in the quarter of $250,000, compared to $485,000 during the previous quarter. The preceding quarter also included the recognition of $251,000 of interest income on a previously restructured loan that paid off. Investment income continues to supplement interest income due to the overall growth in the investment portfolio. Additionally, the low interest rate environment produced lower interest expense on deposits. The adjusted net interest income (non-GAAP) increased to $10.9 million in the quarter compared to $10.8 million in the preceding quarter and $10.0 million in the third fiscal quarter a year ago.
In the first nine months of fiscal 2022, net interest income increased to $35.7 million compared to $33.7 million in the first nine months of fiscal 2021.
During the third quarter of fiscal 2022, $781,000 of interest and net fee income was earned through PPP loan forgiveness and normal amortization. This compared to $928,000 of interest and net fee income on PPP loans during the preceding quarter and $1.4 million in the third quarter of the prior year.
Riverview’s NIM was 2.96% for the third quarter of fiscal 2022, a 16 basis-point decrease compared to 3.12% in the preceding quarter and a 44 basis-point decrease compared to 3.40% in the third quarter of fiscal 2021. “The NIM contraction during the quarter was primarily due to a decrease in loan yields which were partially offset by a decrease in deposit costs and an increase in investment yields,” said David Lam, executive vice president and chief financial officer. In the first nine months of fiscal 2022, the net interest margin was 3.05% compared to 3.46% in the same period a year earlier.
During the third fiscal quarter of 2022, net fees on loan prepayments, which included purchased SBA loan premiums, increased net interest income by $250,000 and increased the NIM by six basis points. This compared to $485,000 in net fees on loan prepayments adding 13 basis points to NIM in the preceding quarter. The interest accretion on purchased loans totaled $64,000 and resulted in a two basis point increase in the NIM during the third quarter, compared to $89,000 and a three basis point increase in the NIM during the preceding quarter. SBA PPP loan interest and fees added 15 basis points to the NIM both for the current quarter and for the preceding quarter. The average overnight cash balances were $307.4 million during the quarter ended December 31, 2021, compared to $345.8 million in the preceding quarter and $235.2 million for the third fiscal quarter a year ago. Without the elevated level in overnight cash balances, NIM would have been 62 basis points higher in the current quarter, 79 basis points higher in the prior quarter and 72 basis points higher in the third quarter a year ago. These items resulted in a core-NIM (non-GAAP) of 3.35% in the current quarter compared to 3.60% in the preceding quarter and 3.93% in the third fiscal quarter a year ago.  The following table represents the components of (non-GAAP) Core NIM:
	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020

Net interest margin (GAAP)	2.96%	3.12%	3.40%
Net fees on loan prepayments	(0.06)	(0.13)	0.00
Accretion on purchased MBank loans	(0.02)	(0.03)	(0.02)
SBA PPP loans	(0.15)	(0.15)	(0.17)
Excess FRB liquidity	0.62	0.79	0.72
Core net interest margin (non-GAAP)	3.35%	3.60%	3.93%
During the third fiscal quarter of 2022, Riverview continued to deploy excess cash into its investment portfolio. Investment securities totaled $395.0 million at December 31, 2021, compared to $350.3 million at September 30, 2021. During the quarter, the Company purchased $58.6 million in new securities with a weighted average yield of 1.57%. Investment

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

purchases were comprised primarily of agency securities and MBS backed by government agencies. Riverview transferred $85.8 million of investment securities classified as available for sale to investment securities classified as held to maturity during the third fiscal quarter of 2022.
Average securities balances for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020 were $368.6 million, $326.1 million and $154.3 million, respectively. The weighted average yields on securities balances for those same periods were 1.50%, 1.47% and 1.56%, respectively.
Average PPP loans were $23.8 million in the third quarter compared to $46.2 million in the preceding quarter and $99.9 million in the third quarter a year ago. During the quarter, the Company recorded $60,000 in interest income on PPP loans and $721,000 in loan fee amortization into income. This compared to $118,000 in interest income on PPP loans and $810,000 in loan fee amortization during the preceding quarter and $252,000 in interest income on PPP loans and $1.2 million in loan fee amortization during the third fiscal quarter a year ago.
Loan yields decreased during the quarter to 4.67% compared to 5.11% in the preceding quarter and 4.82% in the third fiscal quarter a year ago. Loan yields excluding PPP loans were 4.45% for the quarter compared to 4.95% in the preceding quarter and 4.67% in the year-ago quarter. The decrease in the loan yields compared to the prior quarter is attributed to a decrease in net fees on loan prepayments compared to the preceding quarter and the recognition of interest income on a previously restructured loan that paid off in the preceding quarter.
Riverview’s cost of deposits decreased to 0.08% during the third fiscal quarter compared to 0.11% in the preceding quarter and 0.18% in the third fiscal quarter a year ago. The sequential decrease in deposit costs during the quarter reflects the continued low interest rate environment and the maturity of higher cost certificate of deposit accounts.
Non-interest income was $3.1 million during the current quarter and in the preceding quarter, and $2.8 million in the third fiscal quarter of 2021. Interchange and merchant bankcard fee income was higher due to the continued increase in economic activity in Oregon and Washington as the economic recovery continues. Brokered loan fee income also increased due to the continued strong activity in the mortgage and refinance market. In the first nine months of fiscal 2022, non-interest income was $9.8 million compared to $8.3 million in the same period a year ago.
Asset management fees increased to $1.1 million during the third fiscal quarter compared to $928,000 in the preceding quarter and $889,000 in the third fiscal quarter a year ago. The increase in the asset management fees was primarily due to the collection of a one-time fee of approximately $200,000. Riverview Trust Company’s assets under management was $1.4 billion at December 31, 2021, compared to $1.3 billion at both September 30, 2021 and December 31, 2020.
Non-interest expense was $9.3 million during the quarter compared to $8.2 million in the preceding quarter and $9.1 million in the third fiscal quarter a year ago. The increase in the sequential quarter was primarily due to Riverview recognizing a $1.0 million gain on sale of a former branch property, during the second fiscal quarter of 2022, which reduced non-interest expense. Rising wages are impacting every industry, including Riverview. The Company continues to manage its non-interest expenses in the current economic environment and look for opportunities to improve operating efficiencies. Year-to-date, non-interest expense was $26.6 million, which was unchanged compared to the first nine months of fiscal 2021. The gain on sale as mentioned above offset non-interest expense during the nine months of fiscal 2022 which was not present for the nine months of fiscal 2021, however, the nine months of fiscal 2021 included salary offsets of approximately $553,000 related to SBA PPP loans that were not present for the nine months of fiscal 2022.
Return on average assets was 1.28% in the third quarter of fiscal 2022 compared to 1.52% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) was 13.47% and 16.23%, respectively, compared to 15.96% and 19.31%, respectively, for the prior quarter. The efficiency ratio was 61.2% for the third fiscal quarter compared to 53.0% in the preceding quarter and 63.5% in the third fiscal quarter a year ago.
Riverview’s effective tax rate for the third quarter of fiscal 2022 was 23.2% compared to 23.1% for the preceding quarter and 22.9% for the year ago quarter.

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

Balance Sheet Review
Total loans were $962.2 million at December 31, 2021, compared to $914.5 million three months earlier and $931.5 million a year ago. The $47.7 million increase in loan balances compared to the prior quarter was driven by a number of factors. In addition to growing its organic loans by $30.2 million, Riverview completed the purchase of a $20.8 million pool of mortgage loans to partially replace mortgage loans within its portfolio that paid down during the last year. Additionally, Riverview purchased approximately $11.9 million of commercial business loans originated from a third party and purchased $2.4 million of SBA guaranteed loans.  These increases were partly offset by $18.3 million of SBA PPP loan forgiveness during the quarter. SBA PPP loans, net of fees, totaled $14.3 million at December 31, 2021, compared to $32.7 million at September 30, 2021, and $80.8 million at December 31, 2020.
Riverview’s loan pipeline totaled $81.2 million at December 31, 2021, compared to $104.5 million at the end of the prior quarter. Loan activity remained strong, with new loan originations during the quarter totaling $112.2 million compared to $127.9 million in the preceding quarter and $85.9 million in the third quarter a year ago. “The Company has continued to focus on loan originations and emphasize business development activities over the last few quarters,” said Lycklama. “Organic loan growth was robust during the quarter despite the continued heightened competition for loans. We continue to see strong loan demand in our local markets. As with many others in the industry, overall loan growth continues to be impacted by an increased level of loan payoffs.”
Undisbursed construction loans totaled $28.0 million at both December 31, 2021 and September 30, 2021, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Revolving commercial business loan commitments totaled $67.4 million at December 31, 2021, compared to $66.0 million three months earlier. Utilization on these loans totaled 19.2% at December 31, 2021, compared to 8.6% at September 30, 2021. The weighted average rate on loan originations during the quarter was 3.80% compared to 3.82% in the preceding quarter and 3.68% in the third quarter a year ago.
Total deposits were $1.47 billion at December 31, 2021 compared to $1.51 billion at September 30, 2021. Total deposits increased $236.5 million, or 19.1%, compared to a year earlier. The growth in deposits over the last year came primarily from core checking, savings and money market accounts. Non-interest bearing checking accounts increased $76.1 million, or 19.4%, year-over-year to $469.1 million at December 31, 2021. Checking accounts, as a percentage of total deposits, totaled 51.2% at December 31, 2021.
Shareholders’ equity increased to $163.1 million at December 31, 2021, compared to $159.8 million three months earlier and $151.9 million a year earlier. Tangible book value per share (non-GAAP) increased to $6.11 at December 31, 2021, compared to $5.96 at September 30, 2021, and $5.56 at December 31, 2020. Riverview paid a quarterly cash dividend of $0.055 per share on January 17, 2022.
Credit Quality
Non-performing assets were $1.8 million, or 0.11% of total assets, at December 31, 2021, compared to $490,000, or 0.03% of total assets, three months earlier and $393,000, or 0.03% of total assets, at December 31, 2020. The increase is attributed to an increase in non-performing SBA government guaranteed loans where payments have been delayed due to the servicing transfer of these loans between two third-party servicers. Once the servicing transfer is complete, Riverview expects to receive the delayed payments and expects non-performing loans to decrease. Riverview recorded net loan charge-offs during the quarter of $52,000. This compared to net loan recoveries during the prior quarter of $10,000 and net loan recoveries of $326,000 in the third fiscal quarter a year ago.
Due to the improvement in economic conditions, and the overall quality of the loan portfolio, Riverview recorded a recapture of loan losses of $1.3 million during the third fiscal quarter. This compared to a recapture of loan losses of $1.1 million in the prior quarter and no provision for loan losses during the third fiscal quarter a year ago.

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

Riverview had no commercial or consumer loan modifications remaining on its books at December 31, 2021, or at September 30, 2021. Riverview’s hotel/motel portfolio performance has steadily improved over the last several quarters and there are no remaining hotel/motel loans with COVID modifications.
Classified assets were $6.5 million at December 31, 2021, compared to $10.3 million at September 30, 2021 and $4.0 million at December 31, 2020. The classified asset to total capital ratio was 3.9% at December 31, 2021, compared to 6.2% three months earlier and 2.5% a year earlier. Criticized assets decreased to $14.0 million at December 31, 2021, compared to $31.3 million at September 30, 2021, and $46.5 million at December 31, 2020. These balances may decline further over the next several quarters as the Company receives updated financial statements from these borrowers. The criticized assets balance reflects risk rating changes primarily associated with loans that had been granted COVID-19 loan modifications.
At December 31, 2021, the allowance for loan losses was $15.2 million, compared to $16.5 million at September 30, 2021, and $19.2 million one year earlier. The allowance for loan losses represented 1.58% of total loans at December 31, 2021, compared to 1.80% in the preceding quarter and 2.06% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA PPP loans) (non-GAAP), was 1.68% at December 31, 2021, compared to 1.97% at September 30, 2021 and 2.41% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $497,000 at December 31, 2021, compared to $562,000 three months earlier.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.72% and a Tier 1 leverage ratio of 9.10% at December 31, 2021. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.19% at December 31, 2021.
PPP Loans
During Round 1, Riverview originated 790 PPP loans totaling approximately $112.9 million, net of deferred fees, with an average loan size of $147,000. In PPP Round 2, Riverview originated 414 PPP loans totaling approximately $54.1 million, net of deferred fees, with an average loan size of $131,000.  Unamortized PPP deferred loan fees at December 31, 2021 totaled $522,000 for all PPP loans. In total, 1,089 PPP loans totaling $152.7 million, or 91.4%, have been forgiven by the SBA or repaid by the borrower. There was one Round 1 PPP loan remaining at December 31, 2021 totaling $4,000. The following table presents the breakdown and balance, net of deferred fees, of all PPP loans (Round 1 and Round 2) at December 31, 2021:

Range	Number of loans	Total (in 000s)

Up to $150,000	82	$3,486
$150,001 to $350,000	26	5,860
$350,001 to $2,000,000	7	4,976
Total	115	$14,322

Stock Repurchase Program
On June 10, 2021, Riverview announced that its Board of Directors authorized the repurchase up to $5.0 million of the Company’s outstanding shares, in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on June 21, 2021, and continuing until the earlier of the completion of the repurchase or the next six months. The repurchase program expired on December 21, 2021, and at that time, Riverview had repurchased 249,908 shares at an average price of $6.89 per share.

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.
Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	March 31, 2021

Shareholders' equity (GAAP)	$163,141	$159,760	$151,874	$151,594
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(526)	(557)	(654)	(619)
Tangible shareholders' equity (non-GAAP)	$135,539	$132,127	$124,144	$123,899

Total assets (GAAP)	$1,683,076	$1,716,352	$1,436,184	$1,549,158
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(526)	(557)	(654)	(619)
Tangible assets (non-GAAP)	$1,655,474	$1,688,719	$1,408,454	$1,521,463

Shareholders' equity to total assets (GAAP)	9.69%	9.31%	10.57%	9.79%

Tangible common equity to tangible assets (non-GAAP)	8.19%	7.82%	8.81%	8.14%

Shares outstanding	22,176,612	22,164,707	22,345,235	22,351,235

Book value per share (GAAP)	7.36	7.21	6.80	6.78

Tangible book value per share (non-GAAP)	6.11	5.96	5.56	5.54

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

Pre-tax, pre-provision income
	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net income (GAAP)	$5,510	$6,430	$4,035	$17,695	$7,058
Include: Provision for income taxes	1,661	1,933	1,199	5,174	1,989
Include: Provision for (recapture of) loan losses	(1,275)	(1,100)	-	(3,975)	6,300
Pre-tax, pre-provision income (non-GAAP)	$5,896	$7,263	$5,234	$18,894	$15,347

Net interest margin reconciliation to core net interest margin
	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net interest income (GAAP)	$12,059	$12,376	$11,529	$35,719	$33,721
Tax equivalent adjustment	21	17	14	54	25
Net fees on loan prepayments	(250)	(485)	11	(778)	141
Accretion on purchased MBank loans	(64)	(89)	(58)	(224)	(252)
SBA PPP loans interest income and net fees	(781)	(928)	(1,405)	(2,602)	(2,707)
Income on excess FRB liquidity	(114)	(129)	(61)	(320)	(129)
Adjusted net interest income (non-GAAP)	$10,871	$10,762	$10,030	$31,849	$30,799

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Average balance of interest-earning assets (GAAP)	$1,619,775	$1,577,652	$1,346,324	$1,559,165	$1,296,203
SBA PPP loans (average)	(23,769)	(46,169)	(99,851)	(49,972)	(98,461)
Excess FRB liquidity (average)	(307,437)	(345,806)	(235,163)	(308,656)	(178,464)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,288,569	$1,185,677	$1,011,310	$1,200,537	$1,019,278

	Three Months Ended			Nine Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net interest margin (GAAP)	2.96%	3.12%	3.40%	3.05%	3.46%
Net fees on loan prepayments	(0.06)	(0.13)	0.00	(0.07)	0.01
Accretion on purchased MBank loans	(0.02)	(0.03)	(0.02)	(0.02)	(0.03)
SBA PPP loans	(0.15)	(0.15)	(0.17)	(0.13)	(0.01)
Excess FRB liquidity	0.62	0.79	0.72	0.69	0.58
Core net interest margin (non-GAAP)	3.35%	3.60%	3.93%	3.52%	4.01%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	March 31, 2021

Allowance for loan losses	$15,173	$16,500	$19,192	$19,178

Loans receivable (GAAP)	$962,223	$914,532	$931,468	$943,235
Exclude: SBA purchased loans	(46,152)	(43,709)	(53,743)	(47,379)
Exclude: SBA PPP loans	(14,322)	(32,666)	(80,785)	(93,444)
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$901,749	$838,157	$796,940	$802,412

Allowance for loan losses to loans receivable (GAAP)	1.58%	1.80%	2.06%	2.03%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	1.68%	1.97%	2.41%	2.39%

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.68 billion at December 31, 2021, it is the parent company of the 98-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 16 branches, including 12 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2021	September 30, 2021	December 31, 2020	March 31, 2021
ASSETS

Cash (including interest-earning accounts of $227,635, $352,187,	$239,857	$368,122	$235,834	$265,408
$220,597 and $254,205)
Certificate of deposits held for investment	249	249	249	249
Investment securities:
Available for sale, at estimated fair value	182,303	278,224	153,219	216,304
Held to maturity, at amortized cost	212,722	72,109	33,425	39,574
Loans receivable (net of allowance for loan losses of $15,173,
$16,500, $19,192, and $19,178)	947,050	898,032	912,276	924,057
Prepaid expenses and other assets	11,597	11,681	13,365	13,189
Accrued interest receivable	4,580	4,772	5,283	5,236
Federal Home Loan Bank stock, at cost	1,722	1,722	1,420	1,722
Premises and equipment, net	17,410	16,307	17,909	17,824
Financing lease right-of-use assets	1,374	1,393	1,451	1,432
Deferred income taxes, net	5,791	5,467	3,141	5,419
Mortgage servicing rights, net	41	52	102	81
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	526	557	654	619
Bank owned life insurance	30,778	30,589	30,780	30,968

TOTAL ASSETS	$1,683,076	$1,716,352	$1,436,184	$1,549,158

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,473,454	$1,506,679	$1,236,933	$1,346,060
Accrued expenses and other liabilities	17,163	20,165	18,155	21,906
Advance payments by borrowers for taxes and insurance	211	650	156	521
Junior subordinated debentures	26,812	26,791	26,726	26,748
Finance lease liability	2,295	2,307	2,340	2,329
Total liabilities	1,519,935	1,556,592	1,284,310	1,397,564

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2021 – 22,426,520 issued and 22,176,612 outstanding;
September 30, 2021 – 22,414,615 issued and 22,164,707 outstanding;	221	221	223	223
December 31, 2020 - 22,345,235 issued and outstanding;
March 31, 2021 – 22,351,235 issued and outstanding;
Additional paid-in capital	62,234	62,122	63,539	63,650
Retained earnings	102,023	97,727	85,584	87,881
Accumulated other comprehensive income (loss)	(1,337)	(310)	2,528	(160)
Total shareholders’ equity	163,141	159,760	151,874	151,594

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,683,076	$1,716,352	$1,436,184	$1,549,158

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
INTEREST INCOME:
Interest and fees on loans receivable	$11,046	$11,626	$11,601	$33,448	$34,475
Interest on investment securities - taxable	1,303	1,136	549	3,438	1,709
Interest on investment securities - nontaxable	66	55	44	171	79
Other interest and dividends	136	148	98	379	216
Total interest and dividend income	12,551	12,965	12,292	37,436	36,479

INTEREST EXPENSE:
Interest on deposits	300	399	556	1,141	2,071
Interest on borrowings	192	190	207	576	687
Total interest expense	492	589	763	1,717	2,758
Net interest income	12,059	12,376	11,529	35,719	33,721
Provision for (recapture of) loan losses	(1,275)	(1,100)	-	(3,975)	6,300

Net interest income after provision for (recapture of) loan losses	13,334	13,476	11,529	39,694	27,421

NON-INTEREST INCOME:
Fees and service charges	1,759	1,814	1,654	5,428	4,715
Asset management fees	1,137	928	889	3,041	2,746
Bank owned life insurance ("BOLI")	189	234	193	613	625
BOLI death benefit in excess of cash surrender value	-	21	-	500	-
Other, net	31	77	76	196	168
Total non-interest income, net	3,116	3,074	2,812	9,778	8,254

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,880	5,635	5,698	17,269	16,269
Occupancy and depreciation	1,367	1,309	1,434	4,085	4,341
Data processing	698	724	638	2,187	1,996
Amortization of core deposit intangible	32	31	35	94	105
Advertising and marketing	155	180	144	487	383
FDIC insurance premium	113	113	89	321	221
State and local taxes	195	221	190	614	598
Telecommunications	51	55	74	152	245
Professional fees	285	343	321	945	962
Gain on sale of premises and equipment, net	-	(1,001)	-	(993)	5
Other	503	577	484	1,442	1,503
Total non-interest expense	9,279	8,187	9,107	26,603	26,628

INCOME BEFORE INCOME TAXES	7,171	8,363	5,234	22,869	9,047
PROVISION FOR INCOME TAXES	1,661	1,933	1,199	5,174	1,989
NET INCOME	$5,510	$6,430	$4,035	$17,695	$7,058

Earnings per common share:
Basic	$0.25	$0.29	$0.18	$0.80	$0.32
Diluted	$0.25	$0.29	$0.18	$0.80	$0.32
Weighted average number of common shares outstanding:
Basic	22,166,130	22,179,829	22,320,699	22,229,832	22,279,774
Diluted	22,177,120	22,191,487	22,337,644	22,242,035	22,296,827

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
AVERAGE BALANCES
Average interest–earning assets	$1,619,775	$1,577,652	$1,346,324	$1,559,165	$1,296,203
Average interest-bearing liabilities	1,032,089	1,023,389	878,526	1,005,003	847,321
Net average earning assets	587,686	554,263	467,798	554,162	448,882
Average loans	938,113	902,971	955,183	922,071	975,203
Average deposits	1,503,736	1,469,311	1,236,601	1,448,986	1,177,826
Average equity	162,282	159,794	151,636	159,034	150,915
Average tangible equity (non-GAAP)	134,661	132,142	123,886	131,383	123,129

ASSET QUALITY	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020

Non-performing loans	$1,840	$490	$393
Non-performing loans to total loans	0.19%	0.05%	0.04%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$1,840	$490	$393
Non-performing assets to total assets	0.11%	0.03%	0.03%
Net loan charge-offs in the quarter	$52	$(10)	$(326)
Net charge-offs in the quarter/average net loans	0.02%	0.00%	(0.14)%

Allowance for loan losses	$15,173	$16,500	$19,192
Average interest-earning assets to average
interest-bearing liabilities	156.94%	154.16%	153.25%
Allowance for loan losses to
non-performing loans	824.62%	3367.35%	4883.46%
Allowance for loan losses to total loans	1.58%	1.80%	2.06%
Shareholders’ equity to assets	9.69%	9.31%	10.57%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.72%	17.42%	17.58%
Tier 1 capital (to risk weighted assets)	15.47%	16.16%	16.32%
Common equity tier 1 (to risk weighted assets)	15.47%	16.16%	16.32%
Tier 1 capital (to average tangible assets)	9.10%	9.08%	9.80%
Tangible common equity (to average tangible assets) (non-GAAP)	8.19%	7.82%	8.81%

DEPOSIT MIX	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	March 31, 2021

Interest checking	$285,807	$288,242	$237,051	$258,014
Regular savings	327,887	329,462	267,901	291,769
Money market deposit accounts	277,355	277,321	211,129	240,554
Non-interest checking	469,100	491,313	393,023	435,098
Certificates of deposit	113,305	120,341	127,829	120,625
Total deposits	$1,473,454	$1,506,679	$1,236,933	$1,346,060

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2021	(Dollars in thousands)
Commercial business	$208,213	$-	$-	$208,213
SBA PPP	14,322	-	-	14,322
Commercial construction	-	-	7,887	7,887
Office buildings	-	125,139	-	125,139
Warehouse/industrial	-	97,414	-	97,414
Retail/shopping centers/strip malls	-	79,860	-	79,860
Assisted living facilities	-	712	-	712
Single purpose facilities	-	263,531	-	263,531
Land	-	11,351	-	11,351
Multi-family	-	53,865	-	53,865
One-to-four family construction	-	-	10,478	10,478
Total	$222,535	$631,872	$18,365	$872,772

March 31, 2021
Commercial business	$171,701	$-	$-	$171,701
SBA PPP	93,444	-	-	93,444
Commercial construction	-	-	9,810	9,810
Office buildings	-	135,526	-	135,526
Warehouse/industrial	-	87,880	-	87,880
Retail/shopping centers/strip malls	-	85,414	-	85,414
Assisted living facilities	-	854	-	854
Single purpose facilities	-	233,793	-	233,793
Land	-	14,040	-	14,040
Multi-family	-	45,014	-	45,014
One-to-four family construction	-	-	7,180	7,180
Total	$265,145	$602,521	$16,990	$884,656

LOAN MIX	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	March 31, 2021
Commercial and construction	(Dollars in thousands)
Commercial business	$222,535	$206,709	$252,687	$265,145
Other real estate mortgage	631,872	623,423	595,709	602,521
Real estate construction	18,365	13,621	16,922	16,990
Total commercial and construction	872,772	843,753	865,318	884,656
Consumer
Real estate one-to-four family	87,821	69,079	63,621	56,405
Other installment	1,630	1,700	2,529	2,174
Total consumer	89,451	70,779	66,150	58,579

Total loans	962,223	914,532	931,468	943,235

Less:
Allowance for loan losses	15,173	16,500	19,192	19,178
Loans receivable, net	$947,050	$898,032	$912,276	$924,057

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
December 31, 2021	(Dollars in thousands)
Commercial business	$105	$-	$105
Commercial real estate	127	-	127
Consumer	56	1,552	1,608

Total non-performing assets	$288	$1,552	$1,840

RVSB Reports Third Quarter Fiscal 2022 Results
January 27, 2022

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020

Efficiency ratio (4)	61.15%	52.99%	63.50%	58.47%	63.44%
Coverage ratio (6)	129.96%	151.17%	126.59%	134.27%	126.64%
Return on average assets (1)	1.28%	1.52%	1.11%	1.42%	0.67%
Return on average equity (1)	13.47%	15.96%	10.56%	14.77%	6.21%
Return on average tangible equity (1) (non-GAAP)	16.23%	19.31%	12.92%	17.88%	7.61%

NET INTEREST SPREAD
Yield on loans	4.67%	5.11%	4.82%	4.81%	4.69%
Yield on investment securities	1.50%	1.47%	1.56%	1.50%	1.71%
Total yield on interest-earning assets	3.08%	3.26%	3.63%	3.19%	3.74%

Cost of interest-bearing deposits	0.12%	0.16%	0.26%	0.16%	0.34%
Cost of FHLB advances and other borrowings	2.62%	2.59%	2.17%	2.63%	1.86%
Total cost of interest-bearing liabilities	0.19%	0.23%	0.34%	0.23%	0.43%

Spread (7)	2.89%	3.03%	3.29%	2.96%	3.31%
Net interest margin	2.96%	3.12%	3.40%	3.05%	3.46%

PER SHARE DATA
Basic earnings per share (2)	$0.25	$0.29	$0.18	$0.80	$0.32
Diluted earnings per share (3)	0.25	0.29	0.18	0.80	0.32
Book value per share (5)	7.36	7.21	6.80	7.36	6.80
Tangible book value per share (5) (non-GAAP)	6.11	5.96	5.56	6.11	5.56
Market price per share:
High for the period	$8.07	$7.60	$5.72	$8.07	$6.12
Low for the period	7.19	6.76	4.21	6.47	3.82
Close for period end	7.69	7.27	5.26	7.69	5.26
Cash dividends declared per share	0.0550	0.0550	0.0500	0.1600	0.1500

Average number of shares outstanding:
Basic (2)	22,166,130	22,179,829	22,320,699	22,229,832	22,279,774
Diluted (3)	22,177,120	22,191,487	22,337,644	22,242,035	22,296,827

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.